Exhibit 99.2

March 3, 2023

CH AUTO INC.

6F, Building C

Shunke Building
Shunyi District, Beijing

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-4 (the “Registration Statement”) of CH AUTO INC. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately after the closing of the business combination as defined in the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Kejian Wang
Name: Kejian Wang

[Signature page to Consent of Director Appointee to F-4]